                                                                   Exhibit 10.18

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                            SEAGATE TECHNOLOGY, INC.


                        ---------------------------------



                                  $300,000,000


                                CREDIT AGREEMENT


                          Dated as of November 4, 1999



                        ---------------------------------





                              BANK OF AMERICA, N.A.














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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS.............................................................................................1

SECTION 1.01          Certain Defined Terms.......................................................................1

SECTION 1.02          Accounting Principles......................................................................11
                      (a)    Accounting Terms....................................................................11
                      (b)    GAAP Changes........................................................................11
                      (c)    "Fiscal Year" and "Fiscal Quarter"..................................................11

SECTION 1.03          Interpretation.............................................................................11

ARTICLE II THE LOANS.............................................................................................12

SECTION 2.01          The Loans..................................................................................12

SECTION 2.02          Borrowing Procedure........................................................................13

SECTION 2.03          Lending Offices............................................................................13

SECTION 2.04          Evidence of Indebtedness...................................................................13

SECTION 2.05          Minimum Amounts............................................................................13

SECTION 2.06          Required Notice............................................................................13

ARTICLE III INTEREST AND FEES; CONVERSION OR CONTINUATION........................................................14

SECTION 3.01          Interest...................................................................................14
                      (a)    Interest Rate.......................................................................14
                      (b)    Interest Periods....................................................................14
                      (c)    Interest Payment Dates..............................................................15
                      (d)    Notice to the Borrower..............................................................15

SECTION 3.02          Default Rate of Interest...................................................................15

SECTION 3.03          Fees.......................................................................................15

SECTION 3.04          Computations...............................................................................15

SECTION 3.05          Conversion or Continuation.................................................................16
                      (a)    Election............................................................................16
                      (b)    Automatic Conversion................................................................16
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
                      (c)    Notice to the Bank..................................................................16

SECTION 3.06          Highest Lawful Rate........................................................................16

ARTICLE IV REDUCTION OF COMMITMENTS; REPAYMENT; PREPAYMENT.......................................................17

SECTION 4.01          Reduction or Termination of the Commitment.................................................17
                      (a)    Reduction or Termination............................................................17
                      (b)    Adjustment of Commitment Fee; No Reinstatement......................................17

SECTION 4.02          Repayment of the Loans.....................................................................17

SECTION 4.03          Prepayments................................................................................17
                      (a)    Optional Prepayments................................................................17
                      (b)    Notice; Application.................................................................17

ARTICLE V YIELD PROTECTION AND ILLEGALITY........................................................................17

SECTION 5.01          Inability to Determine Rates...............................................................17

SECTION 5.02          Funding Losses.............................................................................18

SECTION 5.03          Regulatory Changes.........................................................................18
                      (a)    Increased Costs.....................................................................18
                      (b)    Capital Requirements................................................................19
                      (c)    Requests............................................................................19

SECTION 5.04          Illegality.................................................................................19

SECTION 5.05          Funding Assumptions........................................................................19

SECTION 5.06          Obligation to Mitigate.....................................................................19

ARTICLE VI PAYMENTS..............................................................................................20

SECTION 6.01          Payments...................................................................................20
                      (a)    Payments............................................................................20
                      (b)    Authorization to Bank...............................................................20
                      (c)    Extension...........................................................................20
                      (d)    Application.........................................................................20

SECTION 6.02          Taxes......................................................................................20
                      (a)    No Reduction of Payments............................................................20
                      (b)    Deduction or Withholding; Tax Receipts..............................................21
                      (c)    Indemnity...........................................................................21
                      (d)    Mitigation..........................................................................21

ARTICLE VII CONDITIONS PRECEDENT.................................................................................21
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
SECTION 7.01          Conditions Precedent to the Initial Loan...................................................21
                      (a)    Fees and Expenses...................................................................22
                      (b)    Closing Certificate.................................................................22
                      (c)    Corporate Documents.................................................................22
                      (d)    Legal Opinions......................................................................22

SECTION 7.02          Conditions Precedent to All Loans..........................................................22
                      (a)    Notice..............................................................................22
                      (b)    Material Adverse Effect.............................................................22
                      (c)    Representations and Warranties; No Default..........................................22
                      (d)    Additional Documents................................................................23

ARTICLE VIII REPRESENTATIONS AND WARRANTIES......................................................................23

SECTION 8.01          Representations and Warranties.............................................................23
                      (a)    Organization and Powers.............................................................23
                      (b)    Authorization; No Conflict..........................................................23
                      (c)    Binding Obligation..................................................................23
                      (d)    Consents............................................................................23
                      (e)    No Defaults.........................................................................24
                      (f)    Title to Properties; Liens..........................................................24
                      (g)    Litigation..........................................................................24
                      (h)    Compliance with Environmental Laws..................................................24
                      (i)    Governmental Regulation.............................................................24
                      (j)    Taxes...............................................................................24
                      (k)    Patents and Other Rights............................................................25
                      (l)    Insurance...........................................................................25
                      (m)    Financial Statements................................................................25
                      (n)    Liabilities.........................................................................25
                      (o)    Solvency............................................................................25
                      (p)    Year 2000...........................................................................25
                      (q)    Disclosure..........................................................................26

ARTICLE IX COVENANTS.............................................................................................26

SECTION 9.01          Reporting Covenants........................................................................26
                      (a)    Financial Statements and Other Reports..............................................26
                      (b)    Additional Information..............................................................27

SECTION 9.02          Financial Covenants........................................................................27
                      (a)    Quick Ratio.........................................................................27
                      (b)    Total Funded Debt...................................................................27
                      (c)    Consolidated Net Income.............................................................27

SECTION 9.03          Additional Affirmative Covenants...........................................................27
                      (a)    Preservation of Existence, Etc......................................................27
                      (b)    Payment of Obligations..............................................................28
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
                      (c)    Maintenance of Insurance............................................................28
                      (d)    Keeping of Records and Books of Account.............................................28
                      (e)    Inspection Rights...................................................................28
                      (f)    Compliance with Laws, Etc. .........................................................28
                      (g)    Maintenance of Properties, Etc. ....................................................28
                      (h)    Licenses............................................................................29
                      (i)    [intentionally omitted].............................................................29
                      (j)    Use of Proceeds.....................................................................29
                      (k)    Further Assurances and Additional Acts..............................................29

SECTION 9.04          Negative Covenants.........................................................................29
                      (a)    Liens; Negative Pledges.............................................................29
                      (b)    Change in Nature of Business........................................................30
                      (c)    Restrictions on Fundamental Changes.................................................30
                      (d)    [intentionally omitted].............................................................30
                      (e)    Transactions with Related Parties...................................................30
                      (f)    Hazardous Substances................................................................30
                      (g)    Accounting Changes..................................................................30

ARTICLE X EVENTS OF DEFAULT......................................................................................31

SECTION 10.01         Events of Default..........................................................................31
                      (a)    Payments............................................................................31
                      (b)    Representations and Warranties......................................................31
                      (c)    Failure by Borrower to Perform Certain Covenants....................................31
                      (d)    Failure by Borrower to Perform Other Covenants......................................31
                      (e)    Insolvency; Voluntary Proceedings...................................................31
                      (f)    Involuntary Proceedings.............................................................31
                      (g)    Acceleration Indebtedness...........................................................32
                      (h)    Judgments...........................................................................32
                      (i)    ERISA...............................................................................32

SECTION 10.02         Effect of Event of Default.................................................................32

ARTICLE XI MISCELLANEOUS.........................................................................................33

SECTION 11.01         Amendments and Waivers.....................................................................33

SECTION 11.02         Notices....................................................................................33
                      (a)    Notices.............................................................................33
                      (b)    Facsimile and Telephonic Notice.....................................................33

SECTION 11.03         No Waiver; Cumulative Remedies.............................................................34

SECTION 11.04         Costs and Expenses; Indemnification........................................................34
                      (a)    Costs and Expenses..................................................................34
                      (b)    Indemnification.....................................................................34
                      (c)    Other Charges.......................................................................35
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
SECTION 11.05         Right of Set-Off...........................................................................35

SECTION 11.06         Survival...................................................................................35

SECTION 11.07         Benefits of Agreement......................................................................35

SECTION 11.08         Binding Effect; Assignment.................................................................35
                      (a)    Binding Effect......................................................................35
                      (b)    Assignment..........................................................................36

SECTION 11.09         Governing Law..............................................................................36

SECTION 11.10         Submission to Jurisdiction.................................................................36
                      (a)    Submission to Jurisdiction..........................................................36
                      (b)    No Limitation.......................................................................36

SECTION 11.11         Waiver of Jury Trial.......................................................................36

SECTION 11.12         Limitation on Liability....................................................................37

SECTION 11.13         Entire Agreement...........................................................................37

SECTION 11.14         Severability...............................................................................37

SECTION 11.15         Counterparts...............................................................................37


SCHEDULES

Schedule 1                 Bank Payment Office; Addresses for Notices
Schedule 2                 Existing Liens

EXHIBITS

Exhibit A                  Form of Notice of Borrowing
Exhibit B                  Form of Compliance Certificate
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


                                CREDIT AGREEMENT


        THIS CREDIT AGREEMENT (this "Agreement"), dated as of November 4, 1999, is made between SEAGATE TECHNOLOGY, INC., a Delaware corporation (the
"Borrower"), and BANK OF AMERICA, N.A. (the "Bank").

        The Borrower has requested the Bank to make loans to the Borrower in an aggregate principal amount of up to $300,000,000. The Bank is willing to make such loans to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

        Accordingly, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.01 Certain Defined Terms As used in this Agreement, the following terms shall have the following meanings:

        "Affiliate" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Provided that (except for the purposes of Section 11.12 of this Agreement) Affiliates of Borrower shall not include Veritas Software Corporation.

        "Applicable Margin" means 0.80% per annum.

        "Bank" has the meaning set forth in the recital of parties to this Agreement.

        "Bank's Payment Office" means the office of the Bank designated on
Schedule 1 or otherwise notified by Bank to Borrower from time to time.

        "Bankruptcy Code" means Title 11 of the United States Code entitled
"Bankruptcy."

        "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.


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

        "Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

        "Borrower" has the meaning set forth in the recital of parties to this Agreement.

        "Borrower's Account" means the account of the Borrower set forth on
Schedule 1, or such other account as the Borrower from time to time shall designate in a written notice to the Bank.

        "Business Day" means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in New York, New York, and San
Francisco, California.

        "Capital Lease" means, for any Person, any lease of property (whether real, personal or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee.

        "Closing Date" means the date on which all conditions precedent set forth in Section 7.01 are satisfied or waived by the Bank.

        "Commitment" means, $300,000,000, as from time to time reduced pursuant to Section 4.01, or, where the context so requires, the obligation of the Bank to make Loans up to such amount on the terms and conditions set forth in this Agreement.

        "Compliance Certificate" means a certificate of a Responsible Officer of the Borrower, in substantially the form of Exhibit B, with such changes thereto as the Bank may from time to time reasonably request.

        "Consolidated Current Liabilities" means, as of any date of determination, the current liabilities of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

        "Consolidated Net Income" means, for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, as determined in accordance with GAAP.

        "Consolidated Net Loss" means, for any period, a negative Consolidated
Net Income; provided, that, there shall be excluded from Consolidated Net Loss losses due to (i) charges related to the amortization of goodwill in connection with the investment by Borrower in Veritas Software Corporation, (ii) non-cash charges associated with the recapitalization of Seagate Software, Inc., not to exceed $285,000,000, and (iii) charges in respect of restructuring or acquisition-related reserves, not to exceed $200,000,000 in the aggregate and of which no more than 50% shall be cash-related charges.

        "Consolidated Net Operating Loss" means, for any period, the net operating losses of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that, to the extent used in the calculation of operating losses, there shall be excluded from Consolidated Net Operating Loss (i) charges related to the amortization of


                                       2

goodwill in connection with the investment by Borrower in Veritas Software Corporation, (ii) non-cash charges related to the recapitalization of Seagate Software, Inc., not to exceed $285,000,000 and (iii) charges in respect of restructuring or acquisition-related reserves, not to exceed $200,000,000 in the aggregate and of which no more than 50% shall be cash-related charges.

        "Consolidated Quick Assets" means, as of any date of determination, the cash, cash equivalents and accounts receivable due within one year of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP; provided that there shall be excluded any such assets subject to security interests in favor of anyone other than the Bank except for Liens permitted pursuant to clause (viii) of the definition of Permitted Liens incurred in the ordinary course of business.

        "Consolidated Tangible Net Worth" means the total assets of the Borrower and its Subsidiaries minus the total liabilities of the Borrower and its Subsidiaries minus the carrying value of (a) goodwill, organizational expenses, patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, designs and other intellectual property and licenses therefor and rights therein and other similar intangible property, (b) all amortizing debt issuance expenses accrued as an asset, (c) cash held in a sinking fund or other analogous fund for the purpose of redemption, retirement or prepayment of any capital stock or indebtedness or Guaranty Obligation, if no offsetting liability exists with respect to such indebtedness or Guaranty Obligation on the consolidated balance sheet of the Borrower and its Subsidiaries, in all cases determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Assets" means the total assets (real, personal, tangible or intangible) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

        "Default" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

        "Dollars" and the sign "$" each means lawful money of the United States.

        "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any Governmental Authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

        "ERISA" means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA and Sections 414(b), (c) and (m) of the Internal Revenue Code.

        "Eurodollar Business Day" means a Business Day on which dealings in Dollar deposits are carried on in the London interbank market.

        "Eurodollar Rate" means for each Interest Period for each Eurodollar Rate Loan the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Bank pursuant to the following formula:

                 Eurodollar Rate  =            Interbank Rate
                                     ------------------------------------
                                     100% - Eurodollar Reserve Percentage

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

        "Eurodollar Rate Loan" means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

        "Eurodollar Reserve Percentage" means the maximum reserve requirement percentage (including any ordinary, supplemental, marginal and emergency reserves), if any, as determined by the Bank, then applicable under Regulation D in respect of Eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in the Federal Reserve System with deposits exceeding $1,000,000,000.

        "Event of Default" has the meaning set forth in Section 10.01.

        "Exchangeable Indebtedness" means Indebtedness with a maturity date after the Final Maturity Date which is on terms and conditions satisfactory to the Bank.

        "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%), as determined by the Bank, equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for any day of determination (or if such day of determination is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

        "Final Maturity Date" means November 2, 2000.


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

        "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

        "GAAP" means generally accepted accounting principles in the U.S. as in effect from time to time.

        "Governmental Authority" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) in connection with any synthetic lease or other similar off balance sheet lease transaction, or (v) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

        "Hazardous Substances" means any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, and any substances defined or listed as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

        "Indebtedness" means, for any Person: (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services (except for trade payables in the ordinary course of business); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under Capital Leases; (v) all reimbursement or other obligations of such Person under or in respect of letters of credit and bankers acceptances, and all net obligations in respect of Rate Contracts; (vi) all reimbursement or other obligations of such Person in respect of any bank guaranties, shipside bonds, surety bonds and similar instruments issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (vii) all Guaranty Obligations in respect of Indebtedness covered in Subsections (i) through (vi) hereof; and (viii) all indebtedness of another Person secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such

Person has assumed or become liable for the payment of such indebtedness of such other Person. For all purposes of this Agreement, the Indebtedness of any Person shall include all Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member, to the extent there is recourse against such Person for the liabilities of such partnership, joint venture or limited liability company.

        "Insolvency Proceeding" means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

        "Interbank Rate" means for each Eurodollar Rate Loan the rate per annum determined by the Bank to be the average (rounded upward, if necessary, to the nearest 1/16 of 1%) of the rates at which deposits in Dollars are offered to the Bank by prime banks in the London interbank market, at approximately 11:00 A.M. (London time), two Eurodollar Business Days before the first day of such Interest Period, in an amount substantially equal to the proposed Eurodollar Rate Loan and for a period of time comparable to such Interest Period.

        "Interest Payment Date" means a date specified for the payment of interest pursuant to Section 3.01(c).

        "Interest Period" means, with respect to any Eurodollar Rate Loan, the period determined in accordance with Section 3.01(b) applicable thereto.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

        "IRS" means the Internal Revenue Service, or any successor thereto.

        "Lending Office" has the meaning set forth in Section 2.03.

        "Lien" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

        "Loan Documents" means this Agreement and all other certificates, documents, agreements and instruments delivered to the Bank under or in connection with this Agreement.

        "Loans" has the meaning set forth in Section 2.01(b).

        "Material Adverse Effect" means any event, matter, condition or circumstance which: (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of the Borrower and its

Subsidiaries taken as a whole; or (ii) affects the legality, validity, binding effect or enforceability of any of the Loan Documents.

        "Material Subsidiary" means, at any time, any Subsidiary accounting for
(i) 5% or more of Consolidated Net Income during the immediately preceding fiscal quarter, or (ii) 5% or more of Consolidated Total Assets as of the last day of the immediately preceding fiscal quarter.

        "Minimum Amount" has the meaning set forth in Section 2.05.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

        "Notice" means a Notice of Borrowing, a Notice of Conversion or Continuation or a Notice of Prepayment.

        "Notice of Borrowing" has the meaning set forth in Section 2.02.

        "Notice of Conversion or Continuation" has the meaning set forth in
Section 3.05(c).

        "Notice of Prepayment" has the meaning set forth in Section 4.03(b).

        "Obligations" means the indebtedness, liabilities and other obligations of the Borrower to the Bank under or in connection with the Loan Documents, including all Loans, all interest accrued thereon, all fees due under this Agreement and the other Loan Documents and all other amounts payable by the Borrower to the Bank thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

        "PBGC" mean the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Pension Plan" means any employee pension benefit plan covered by Title IV of ERISA (other than a Multiemployer Plan) that is maintained for employees of the Borrower or any ERISA Affiliate or with regard to which the Borrower or an ERISA Affiliate is a contributing sponsor within the meaning of Sections 4001(a)(13) or 4069 of ERISA.

        "Permitted Liens" means:

        (i) Liens in favor of the Bank;

        (ii) the existing Liens listed in Schedule 2 or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

        (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

        (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture of title thereto;

        (v) Liens consisting of deposits or pledges to secure the payment of worker's compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases (other than Capital Leases), public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA);

        (vi) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto;

        (vii) statutory landlord's Liens under leases to which the Borrower or any of its Subsidiaries is a party;

        (viii) Liens arising solely by virtue of any statutory or common law provision relating to (A) banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution and (B) Liens in favor of securities intermediaries (in their capacity as such) holding securities accounts of the Borrower or its Subsidiaries;

        (ix) Liens (A) upon or in any property acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or Indebtedness incurred solely for the purpose of financing the acquisition of such property and incurred within at least 270 days from the date of such acquisition, or (B) existing on such property at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon; and

        (x) Liens on assets of Persons which become Subsidiaries after the date of this Agreement; provided, however, that (A) such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof, (B) any such Lien does not by its terms cover any assets after the time such Person becomes a Subsidiary which were not covered immediately prior thereto, and (C) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary.

        (xi) rights of lessees and sublessees under leases or subleases granted to third Persons not interfering with the ordinary course of business of the Borrower or any of its Subsidiaries;

        (xii) Liens on the proceeds of insurance granted to insurance carriers solely to secure the payment of financed premiums;

        (xiii) Liens in favor of a trustee under any indenture securing amounts due to the trustee in connection with its services under such indenture;

        (xiv) rights of licensees or licensors under licensing agreements for use of intellectual property entered into in the ordinary course of business;

        (xv) Liens securing Exchangeable Indebtedness; and

        (xvi) consensual Liens not described in subclauses (i) through (xv) above; provided, that the aggregate amount of obligations (whether direct or indirect, matured or unmatured, contingent or otherwise) secured by such Liens shall not at any time exceed, in the aggregate, an amount equal to 20% of Consolidated Tangible Net Worth as at the date of determination; provided, further, that such Liens may not attach to accounts receivable (except delinquent accounts receivable disposed of without recourse) or inventory.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority.

        "Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA (including any Multiemployer Plan) and any employee welfare benefit plan, as defined in Section 3(1) of ERISA (including any plan providing benefits to former employees or their survivors).

        "Premises" means any and all real property including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by the Borrower and its Subsidiaries.

        "Rate Contracts" means interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products designed to provide protection against fluctuations in interest, currency or exchange rates.

        "Regulation D" means Regulation D of the FRB.

        "Regulatory Change" has the meaning set forth in Section 5.03.

        "Related Person" means any Affiliate, director, officer, employee, agent, counsel or other advisor of any Person.

        "Required Notice Date" has the meaning set forth in Section 2.06.

        "Responsible Officer" means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of any such Person, or any other senior officer of such Person involved principally in the financial administration or controllership function of such Person and having substantially the same authority and responsibility.

        "SEC" means the Securities and Exchange Commission, or any successor thereto.

        "Solvent" means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

        "Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

        "Swap Termination Value" means, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (i) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts (which may include the Bank).

        "Taxes" has the meaning set forth in Section 6.02.

        "Termination Event" means any of the following:

        (i) with respect to a Pension Plan, a reportable event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provisions for 30-day notice to the PBGC under such regulations);

        (ii) the withdrawal of the Borrower or an ERISA Affiliate from a Plan during a plan year in which the withdrawing employer was a "substantial employer" as defined in Section 4001(a)(2) or 4062(e) of ERISA;

        (iii) the taking of any actions (including the filing of a notice of intent to terminate) by the Borrower, an ERISA Affiliate, the PBGC, a Plan Administrator, or any other Person to terminate a Pension Plan or the treatment of a Plan amendment as a termination of a Pension Plan under Section 4041 of ERISA;

        (iv) any other event or condition which might constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

        (v) the complete or partial withdrawal of the Borrower or an ERISA Affiliate from a Multiemployer Plan.

        "Total Funded Debt" means, as to any date of determination, all Indebtedness for borrowed money of the Borrower and its Subsidiaries and all Indebtedness the Borrower and its Subsidiaries referenced in paragraphs (ii) and
(iv) of the definition of Indebtedness and any Guaranty Obligations to the extent they relate to any of the foregoing, in each case determined on a consolidated basis in accordance with GAAP, but excluding Exchangeable Indebtedness.

        "UCC" means the Uniform Commercial Code of the jurisdiction the law of which governs the Loan Document in which such term is used.

        "Unfunded Accrued Benefits" means the excess of a Pension Plan's accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA.

        "United States" and "U.S." each means the United States of America.

        SECTION 1.02 Accounting Principles.

        (a) Accounting Terms. Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, consistently applied.

        (b) GAAP Changes. If GAAP shall have been modified after the Closing Date and the application of such modified GAAP shall have a material effect on any financial computations hereunder (including the computations required for the purpose of determining compliance with the covenants set forth in Section 9.02), then such computations shall be made and the financial statements, certificates and reports due hereunder shall be prepared, and all accounting terms not otherwise defined herein shall be construed, in accordance with GAAP as in effect prior to such modification, unless and until the Bank and the Borrower shall have agreed upon the terms of the application of such modified GAAP.

        (c) "Fiscal Year" and "Fiscal Quarter". References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

        SECTION 1.03 Interpretation. In the Loan Documents, except to the extent the context otherwise requires:

        (i) Any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

        (ii) The words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears.

        (iii) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

        (iv) The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation."

        (v) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents.

        (vi) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

        (vii) Any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document.

        (viii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

        (ix) The use of a word of any gender shall include each of the masculine, feminine and neuter genders.

        (x) This Agreement and the other Loan Documents are the result of negotiations between the Bank and the Borrower, have been reviewed by counsel to the Bank and the Borrower, and are the products of both parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.


                                   ARTICLE II
                                    THE LOANS

        SECTION 2.01 The Loans.

        The Bank agrees, on the terms and conditions hereinafter set forth, to make term loans (each a "Loan" and, collectively, the "Loans") to the Borrower from time to time on any Business Day during the period from the Closing Date until the Final Maturity Date, in an aggregate principal amount up to but not exceeding the Commitment. Any amount of the Loans repaid may not be reborrowed.

        SECTION 2.02 Borrowing Procedure. Each Loan shall be made on a Business Day upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Borrower to the Bank, which notice shall be received by the Bank not later than 10:00 A.M. (California time) on the Required Notice Date. Each such notice, except as provided in Sections 5.01 and 5.04, shall be irrevocable and binding on the Borrower, shall be in substantially the form of Exhibit B (a "Notice of Borrowing") and shall specify whether the borrowing consists of a Base Rate Loan or Eurodollar Rate Loan, and the other information required thereby. Upon fulfillment of the applicable conditions set forth in Article VII, and unless other payment instructions are provided by the Borrower, the Bank shall make the Loan available to the Borrower by crediting the Borrower's Account with same day or immediately available funds on such borrowing date.

        SECTION 2.03 Lending Offices. The Loans made by the Bank may be made from and maintained at such offices of the Bank (each a "Lending Office") as the Bank may from time to time designate (whether or not such office is specified on Schedule 1). The Bank shall not elect a Lending Office that, at the time of making such election, increases the amounts which would have been payable by the Borrower to the Bank under this Agreement in the absence of such election. With respect to Eurodollar Rate Loans made from and maintained at the Bank's non-U.S. offices, the obligation of the Borrower to repay such Eurodollar Rate Loans shall nevertheless be to the Bank and shall, for all purposes of this Agreement be deemed made or maintained by it, for the account of any such office.

        SECTION 2.04 Evidence of Indebtedness. The Bank shall record in its internal records the date and amount of each Loan made, each conversion to a different interest rate, each relevant Interest Period, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance of such Loan. Any such recordation shall be rebuttable presumptive evidence of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Loans.

        SECTION 2.05 Minimum Amounts. Any borrowing, conversion, continuation, Commitment reduction or prepayment of any Loan hereunder shall be in the amount of $5,000,000 or a greater amount which is an integral multiple of $5,000,000 and any partial Commitment reduction under Section 4.01(a) shall be in the amount of $5,000,000 or a greater amount which is an integral multiple of $5,000,000 (each such specified amount a "Minimum Amount").

        SECTION 2.06 Required Notice. Any Notice hereunder shall be given not later than the date determined as follows (each such specified date a "Required Notice Date"): (a) any Notice with respect to a borrowing of, or conversion into, any Base Rate Loan shall be given at least 1 Business Day prior to the date of the proposed borrowing or conversion; (b) any Notice with respect to any borrowing or continuation of, or conversion into, any Eurodollar Rate Loan shall be given at least 3 Eurodollar Business Days prior to the date of the proposed borrowing, conversion or continuation; and (c) any Notice with respect to any prepayment under Section 4.01(a) or Commitment reduction under Section 4.01(a) shall be given at least 5 Business Days prior to the proposed prepayment or Commitment reduction date.

                                   ARTICLE III
                  INTEREST AND FEES; CONVERSION OR CONTINUATION

        SECTION 3.01 Interest

        (a) Interest Rate. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates:

        (i) during such periods as such Loan is a Base Rate Loan, at a rate per annum equal at all times to the Base Rate;

        (ii) during such periods as such Loan is a Eurodollar Rate Loan, at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Loan to the Eurodollar Rate for such Interest Period plus the Applicable Margin.

        (b) Interest Periods. The initial and each subsequent Interest Period for the Eurodollar Rate Loans, shall be a period of one, two, three or six months, or such other period as requested by the Borrower and acceptable to the Bank. The determination of Interest Periods shall be subject to the following provisions:


        (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

        (ii) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

        (iii) no Interest Period shall extend beyond the Final Maturity Date with respect to any Loan;

        (iv) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the ending calendar month of such Interest Period) shall end on the last Business Day of the ending calendar month of such Interest Period; and

        (v) there shall be no more than 6 Interest Periods in effect at any one time.

        (c) Interest Payment Dates. Subject to Section 3.02, interest on the Loans shall be payable in arrears at the following times:

        (i) interest on each Base Rate Loan shall be payable quarterly on the last Business Day in each calendar quarter and on the Final Maturity Date;

        (ii) interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period for such Eurodollar Rate Loan on the Final Maturity Date, provided that (A) in the case of any such Interest Period which is greater than three months, interest on such Eurodollar Rate Loan shall be payable on each date that is three months, or any integral multiple thereof, after the beginning of such Interest Period and on the last day of such Interest Period and (B) if any prepayment, conversion or continuation is effected other than on the last day of such Interest Period, accrued interest on such Eurodollar Rate Loan shall be due on such prepayment, conversion or continuation date as to the principal amount of such Eurodollar Rate Loan prepaid, converted or continued.

        (d) Notice to the Borrower. Each determination by the Bank hereunder of a rate of interest and of any change therein, including any changes in (i) the Base Rate during any periods in which Base Rate Loans shall be outstanding, (ii) the Eurodollar Reserve Percentage (if any) during any periods in which Eurodollar Rate Loans shall be outstanding, shall be rebuttable presumptive evidence of the accuracy of such determination. The Bank shall promptly notify the Borrower of such determination. Such notice shall set forth in reasonable detail the basis for any such determination or change. The failure of the Bank to give any such notice specified in this subsection shall not affect the Borrower's obligation to pay such interest or fees.

        SECTION 3.02 Default Rate of Interest. Notwithstanding Section 3.01, in the event that any amount of principal of or interest on any Loan, or any other amount payable hereunder or under the Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment to the extent permitted by law, payable on demand, at a rate per annum equal at all times to the Base Rate plus 2%.

        SECTION 3.03 Fees. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Commitment as in effect from time to time from the Closing Date until the Final Maturity Date at the rate of 0.30% per annum, payable quarterly in arrears on the last Business Day of each calendar quarter in each year, commencing on December 31, 1999, and on the earlier of the date the Commitment is terminated hereunder or the Final Maturity Date. All fees payable under this Section 3.03 shall be nonrefundable.

        SECTION 3.04 Computations. All computations of interest based upon the Base Rate (unless accruing based upon the Federal Funds Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which such interest is payable. All computations of commitment fee and of interest based upon the Federal Funds Rate or Eurodollar Rate shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such commitment fee or interest is payable, which results in more interest being paid than if computed on the basis of a 365-day year. Notwithstanding the foregoing, if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan.

        SECTION 3.05 Conversion or Continuation.

        (a) Election. The Borrower may elect (i) to convert all or any part of
(A) any outstanding Base Rate Loan into a Eurodollar Rate Loan, (B) any outstanding Eurodollar Rate Loan into a Base Rate Loan; or (ii) to continue all or any part of a Loan with one type of interest rate as such; provided, however, that if the amount of any Eurodollar Rate Loan shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Eurodollar Rate Loan shall automatically convert into a Base Rate Loan, and on and after such date the right of the Borrower to continue such Loan as, and convert such Loan into, a Eurodollar Rate Loan, as the case may be, shall terminate. Any conversion or continuation of any Eurodollar Rate Loan shall be made on the last day of the current Interest Period for such Eurodollar Rate Loans. No outstanding Loan may be converted into or continued as a Eurodollar Rate Loan if any Default has occurred and is continuing.

        (b) Automatic Conversion. On the last day of any Interest Period for any Eurodollar Rate Loan, such Eurodollar Rate Loan shall, if not repaid, automatically convert into a Base Rate Loan unless the Borrower shall have made a timely election to continue such Eurodollar Rate Loan as such for an additional Interest Period as provided in subsection (a).

        (c) Notice to the Bank. The conversion or continuation of any Loans contemplated by subsection (a) shall be made upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Borrower to the Bank, which notice shall be received by the Bank not later than 10:00 A.M. (California time) on the Required Notice Date. Each such notice (a "Notice of Conversion or Continuation") shall, except as provided in Sections 5.01 and 5.04, be irrevocable and binding on the Borrower, shall refer to this Agreement and shall specify: (i) the proposed date of the conversion or continuation, which shall be a Business Day or Eurodollar Business Day in the case of Eurodollar Rate Loans; (ii) the outstanding Loan (or part thereof) to be converted into or continued as a Base Rate or Eurodollar Rate Loan, which shall be in a Minimum Amount; (iii) if the conversion or continuation consists of any Eurodollar Rate Loan, the duration of the Interest Period with respect thereto; and (iv) that no Default exists hereunder.

        SECTION 3.06 Highest Lawful Rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by the Bank in connection with this Agreement under applicable law (the "Maximum Rate"), the Borrower shall not be obligated to pay, and the Bank shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

                                   ARTICLE IV
                            REDUCTION OF COMMITMENTS;
                              REPAYMENT; PREPAYMENT

        SECTION 4.01 Reduction or Termination of the Commitment.

        (a) Reduction or Termination. The Borrower may, upon prior notice to the Bank as provided herein, terminate in whole or reduce in part, as of the date specified by the Borrower in such notice, any then unused portion of the Commitment, provided that each partial reduction shall be in a Minimum Amount. Notwithstanding the foregoing the Commitment shall terminate in full on the Final Maturity Date.

        (b) Adjustment of Commitment Fee; No Reinstatement. From the effective date of any reduction or termination prior to the Final Maturity Date, the commitment fee payable under Section 3.03(a) shall be computed on the basis of the Commitment as so reduced or terminated. Once reduced or terminated, the Commitment may not be increased or otherwise reinstated.

        SECTION 4.02 Repayment of the Loans. The Borrower shall repay to the Bank in full on the Final Maturity Date the aggregate principal amount of the Loans outstanding on such date.

        SECTION 4.03 Prepayments.

        (a) Optional Prepayments. Subject to Section 5.02, Borrower may, upon prior notice to the Bank not later than the Required Notice Date, prepay the outstanding amount of the Loans in whole or in part, without premium or penalty. Any partial prepayments shall be in Minimum Amounts.

        (b) Notice; Application. The notice given of any prepayment (a "Notice of Prepayment") shall specify the date and amount of the prepayment and whether the prepayment is of Base Rate or Eurodollar Rate Loans or a combination thereof, and if of a combination thereof the amount of the prepayment allocable to each. If the Notice of Prepayment is given, the Borrower shall make such prepayment and the prepayment amount specified in such Notice shall be due and payable on the date specified therein, with accrued interest to such date on the amount prepaid.

                                    ARTICLE V
                         YIELD PROTECTION AND ILLEGALITY

        SECTION 5.01 Inability to Determine Rates. If the Bank shall determine that adequate and reasonable means do not exist to ascertain the Eurodollar Rate, or the Bank shall determine that the Eurodollar Rate does not accurately reflect the cost to it of making or maintaining Eurodollar Rate Loans, then the Bank shall give telephonic notice (promptly confirmed in writing) to the Borrower of such determination. Any such written notice shall specify in reasonable detail the basis for such determination and shall be rebuttable presumptive evidence of the accuracy of such determination. Thereafter, the obligation of the Bank to make or (other than through the end of the current Interest Period) maintain Eurodollar Rate Loans hereunder shall be suspended until the Bank revokes such notice. Upon receipt of such notice, the Borrower may revoke any Notice then submitted by it. If the Borrower does not revoke such Notice, the Bank shall make, convert or continue Loans, as proposed by the Borrower, in the amount specified in the Notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans, as the case may be.

        SECTION 5.02 Funding Losses. In addition to such amounts as are required to be paid by the Borrower pursuant to Section 5.03, the Borrower shall compensate the Bank, promptly upon receipt of the Bank's written request, for all losses, costs and expenses (including any loss or expense incurred by the Bank in obtaining, liquidating or re-employing deposits or other funds to fund or maintain the Eurodollar Rate Loans), if any, which the Bank sustains: (i) if the Borrower repays, converts or prepays any Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Eurodollar Rate Loan (whether as a result of an optional prepayment, a mandatory prepayment, a payment as a result of acceleration or otherwise); (ii) if the Borrower fails to borrow a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01 or 5.04); (iii) if the Borrower fails to convert into or continue a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01 or 5.04); or (iv) if the Borrower fails to prepay a Eurodollar Rate Loan after giving its Notice. Any such request for compensation shall set forth in reasonable detail the basis for requesting such compensation and shall, in the absence of manifest error, be conclusive and binding for all purposes.

        SECTION 5.03 Regulatory Changes.

        (a) Increased Costs. If, after the date hereof, there is announced the adoption of, or any change in, any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (a "Regulatory Change"), or compliance by the Bank (or its Lending Office) with any request, guideline or directive (whether or not having the force of law) of any such Governmental Authority shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the FRB, but excluding with respect to any Eurodollar Rate Loan any such requirement included in the calculation of the Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank's Lending Office or shall impose on the Bank (or its Lending Office) or on the United States market for certificates of deposit or the interbank eurodollar market any other condition affecting its Eurodollar Rate Loans or its obligation to make such Eurodollar Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Eurodollar Rate Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amounts as shall compensate the Bank for such increased cost or reduction; provided, that, if such demand is made more than 180 days after the date of the event or circumstance giving rise to such demand, the Borrower shall not be required to compensate the Bank for such increased costs or reduction incurred more than 180 days before the date of such demand.

        (b) Capital Requirements. If the Bank shall have determined that any Regulatory Change regarding capital adequacy, or compliance by the Bank (or any corporation controlling the Bank) with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, has or shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of the Bank's obligations hereunder to a level below that which the Bank or such corporation would have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy), by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amounts as shall compensate the Bank for such reduction; provided, that, if such demand is made more than 180 days after the date of the event or circumstance giving rise to such demand, the Borrower shall not be required to compensate the Bank for such increased costs or reduction incurred more than 180 days before the date of such demand.

        (c) Requests. Any such request for compensation by the Bank under this
Section 5.03 shall set forth in reasonable detail the basis of calculation thereof and shall be rebuttable presumptive evidence of the accuracy of such determination. In determining the amount of such compensation, the Bank may use any reasonable averaging and attribution methods.

        SECTION 5.04 Illegality. If the Bank shall determine that it has become unlawful, as a result of any Regulatory Change, for the Bank to make, convert into or maintain Eurodollar Rate Loans as contemplated by this Agreement, the Bank shall promptly give notice of such determination to the Borrower, and (I) the obligation of the Bank to make or convert into Eurodollar Rate Loans, as the case may be, shall be suspended until the Bank gives notice that the circumstances causing such suspension no longer exist; and (ii) each of the Bank's outstanding Eurodollar Rate Loans, as the case may be, shall, if requested by the Bank, be converted into a Base Rate Loan not later than upon expiration of the Interest Period related to such Eurodollar Rate Loan, or, if earlier, on such date as may be required by the applicable Regulatory Change, as shall be specified in such request. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

        SECTION 5.05 Funding Assumptions. Solely for purposes of calculating amounts payable by the Borrower to the Bank under this Article V, each Eurodollar Rate Loan made by the Bank (and any related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Interbank Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

        SECTION 5.06 Obligation to Mitigate. The Bank agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 5.03(a) or 5.04, and in any event if so requested by the Borrower, the Bank shall use reasonable efforts to make, fund or maintain its affected Eurodollar Rate Loans through another Lending Office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of the Bank, the making, funding or maintaining of such Eurodollar Rate Loans through such other Lending Office would not in any material respect be disadvantageous to the Bank or contrary to the Bank's normal banking practices.

                                   ARTICLE VI
                                    PAYMENTS

        SECTION 6.01      Payments.

        (a) Payments. The Borrower shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or other defense, not later than 11:00 A.M. (California time) on the day when due to the Bank in Dollars and in same day or immediately available funds to the Bank's Payment Office.

        (b) Authorization to Bank. The Bank may (but shall not be obligated to), and the Borrower hereby authorizes the Bank to, charge any deposit account of the Borrower with the Bank for the amount of any payment which is not made by the time specified in subsection (a). The Bank shall promptly notify the Borrower after charging any such account.

        (c) Extension. Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such Interest Payment Date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee hereunder.

        (d) Application. (i) Unless the Bank shall receive a timely election by the Borrower with respect to the application of any principal payments, each payment of principal by the Borrower shall be applied (in such manner as the Bank shall determine in its sole discretion) (A) first, to the Base Rate Loans then outstanding, and (B) second, to the Eurodollar Rate Loans then outstanding.

        SECTION 6.02 Taxes.

        (a) No Reduction of Payments. The Borrower shall pay all amounts of principal, interest, fees and other amounts due under the Loan Documents free and clear of, and without reduction for or on account of, any present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto excluding, in the case of the Bank, income and franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or in which its principal executive offices may be located or any political subdivision or taxing authority thereof or therein, and by the jurisdiction of the Bank's Lending Office and any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted or withheld from any payment, the Borrower shall increase the amount paid so that the Bank receives when due (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 6.02), the full amount of the payment provided for in the Loan Documents.

        (b) Deduction or Withholding; Tax Receipts. If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and promptly thereafter shall furnish to the Bank an original or certified copy of a receipt evidencing payment thereof, together with such other information and documents as the Bank may reasonably request.

        (c) Indemnity. If the Bank is required by law to make any payment on account of Taxes, or any liability in respect of any Tax is imposed, levied or assessed against the Bank, the Borrower shall indemnify the Bank for and against such payment or liability, together with any incremental taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this Section 6.02, whether or not such payment or liability was correctly or legally asserted; provided, that, the Borrower shall not be liable to the Bank for any portion of such amounts to the extent that they are found by a final decision of a court of competent jurisdiction to have resulted from the Bank's gross negligence or willful misconduct, provided, further, however, that the Borrower shall not be responsible for any increase in such penalty, interest or expense directly attributable to the period of time commencing two (2) Business Days after the Bank receives notice of the levying of such amount and ending on the Business Day on which Bank gives notice of such levy to the Borrower. A certificate of the Bank as to the amount of any such payment shall be rebuttable presumptive evidence of the amount due. Any such certificate shall set forth in reasonable detail the calculation of the amounts so payable.

        (d) Mitigation. The Bank agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would cause the Borrower to make any payment in respect of Taxes to the Bank or a payment in indemnification with respect to any Taxes, and in any event if so requested by the Borrower following such occurrence, the Bank shall use reasonable efforts to make, fund or maintain its affected Loan (or relevant part thereof) through another Lending Office if as a result thereof the additional amounts so payable by the Borrower would be avoided or materially reduced and if, in the reasonable opinion of the Bank, the making, funding or maintaining of such Loan (or relevant part thereof) through such other Lending Office would not in any material respect be disadvantageous to the Bank or contrary to the Bank's normal banking practices.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

        SECTION 7.01 Conditions Precedent to the Initial Loan. The obligation of the Bank to make its initial Loan shall be subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

        (a) Fees and Expenses. The Borrower shall have paid (i) all fees then due in accordance with Section 3.03 and (ii) all invoiced costs and expenses then due in accordance with Section 11.04(a).

        (b) Closing Certificate. The Bank shall have received, in form and substance satisfactory to it a certificate of a Responsible Officer of the Borrower, dated the Closing Date, stating that (A) the representations and warranties contained in Section 8.01 and in the other Loan Documents are true and correct on and as of the date of such certificate as though made on and as of such date and (B) on and as of the Closing Date, no Default shall have occurred and be continuing or shall result from the initial borrowing;

        (c) Corporate Documents. The Bank shall have received the following, in form and substance satisfactory to it:

        (i) certified copies of the certificate or articles, as the case may be, of incorporation of the Borrower, together with certificates as to good standing and tax status, from the Secretary of State or other Governmental Authority, as applicable, of the Borrower's state of incorporation, each dated as of a recent date prior to the Closing Date;

        (ii) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, certifying (A) copies of the bylaws of the Borrower and the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and
(B) the incumbency, authority and signatures of each officer of the Borrower authorized to execute and deliver the Loan Documents and act with respect thereto, upon which certificate the Bank may conclusively rely until it shall have received a further certificate of the Secretary or an Assistant Secretary of the Borrower canceling or amending such prior certificate;

        (d) Legal Opinions . The Bank shall have received an opinion of counsel to the Borrower, dated the Closing Date, in form and substance satisfactory to Bank.

        SECTION 7.02 Conditions Precedent to All Loans. The obligation of the Bank to make each Loan shall be subject to the satisfaction of each of the following conditions precedent:

        (a) Notice. The Borrower shall have given the Notice of Borrowing as provided in Section 2.02.

        (b) Material Adverse Effect. On and as of the date of such Loan, there shall have occurred no Material Adverse Effect since the date of this Agreement.

        (c) Representations and Warranties; No Default. On the date of such Loan, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Section
8.01 and in the other Loan Documents shall be true and correct on and as of the date of such Loan as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from the making of such Loan. For purposes of this Section 7.02(c), clause (i) shall be deemed instead to refer to the last day of the most recent quarter and year for which financial statements have then been delivered in respect of the representation and warranty made in Section 8.01(n); clause
(i) and shall not be deemed to refer to any other representations and warranties which relate solely to an earlier date (provided that such other representations and warranties shall be true and correct as of such earlier date); and clause
(i) shall take into account any amendments to the Schedules and other disclosures made in writing by the Borrower to the Bank after the Closing Date and approved by the Bank. The giving of any Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan made following the Closing Date shall each be deemed a certification to the Bank that on and as of the date of such Loan such statements are true.

        (d) Additional Documents. The Bank shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Bank may reasonably request.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

        SECTION 8.01 Representations and Warranties. The Borrower represents and warrants to the Bank that:

        (a) Organization and Powers. Each of the Borrower and its Material Subsidiaries is a corporation or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business and, with respect to the Borrower, to execute, deliver and perform its obligations under the Loan Documents.

        (b) Authorization; No Conflict. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action of the Borrower and do not and will not (i) contravene the terms of the certificate or articles, as the case may be, of incorporation and the bylaws of the Borrower or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Borrower; or (iii) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower.

        (c) Binding Obligation. The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or equitable principles relating to enforceability.

        (d) Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other

Person, is required for the due execution, delivery or performance by the Borrower of any of the Loan Documents.

        (e) No Defaults. Neither the Borrower nor any of its Material Subsidiaries is in default under any contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound, which default could reasonably be expected to have a Material Adverse Effect or result in an Event of Default if such default had occurred after the Closing Date.

        (f) Title to Properties; Liens. The Borrower and its Material Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in their properties and assets, and there is no Lien upon or with respect to any of such properties or assets, except for Permitted Liens.

        (g) Litigation. There are no actions, suits or proceedings pending or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Material Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator which could reasonably be expected to result in a Material Adverse Effect.

        (h) Compliance with Environmental Laws. Each of the Borrower and its Material Subsidiaries complies in all respects with all Environmental Laws, whether in connection with the ownership, use, maintenance or operation of its Premises or the conduct of any business thereon, or otherwise except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower, any of its Material Subsidiaries nor to the best of the Borrower's knowledge, any previous owner, tenant, occupant, user or operator of the Premises, or any present tenant or other present occupant, user or operator of the Premises has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Substances on, under, or at the Premises, except in compliance with all applicable Environmental Laws except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect. There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Material Subsidiaries or with respect to the ownership, use, maintenance and operation of the Premises, relating to Environmental Laws or Hazardous Substances except to the extent that the same could not reasonably be expected to have a Material Adverse Effect.

        (i) Governmental Regulation. Neither the Borrower nor any of its Material Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

        (j) Taxes. Each of the Borrower and its Material Subsidiaries has duly filed all material tax and information returns required to be filed, and has paid all material taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

        (k) Patents and Other Rights. Each of the Borrower and its Material Subsidiaries possesses all permits, franchises, licenses, patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto, (or could obtain such rights on terms not materially adverse to Borrower and its Material Subsidiaries taken as a whole), that are necessary for the ownership, maintenance and operation of its business and to the best of the Borrower's knowledge neither the Borrower nor any such Material Subsidiary is in violation of any rights of others with respect to the foregoing.

        (l) Insurance. The properties of the Borrower and its Material Subsidiaries are insured, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Borrower or such Subsidiary operates.

        (m) Financial Statements. (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries as at July 2, 1999, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at October 1, 1999, and the related consolidated statements of income, shareholders' equity and cash flows, for the quarter then ended and the three month period then ended, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such dates and the results of operations of the Borrower and its Subsidiaries for the periods covered by such statements, in each case in accordance with GAAP consistently applied, subject, in the case of the October 1, 1999 financial statements, to normal year-end adjustments and the absence of notes. (ii) Since October 1, 1999, there has been no Material Adverse Effect.

        (n) Liabilities. Neither the Borrower nor any of its Material Subsidiaries has any material liabilities, fixed or contingent, that are not reflected in the financial statements referred to in subsection (m), in the notes thereto or otherwise disclosed in writing to the Bank, other than liabilities arising in the ordinary course of business since October 1, 1999.

        (o) Solvency. Each of the Borrower and its Material Subsidiaries is Solvent.

        (p) Year 2000. On the basis of a comprehensive review and assessment of the Borrower's and its Material Subsidiaries' systems and equipment and inquiry made of the Borrower's and its Subsidiaries' material suppliers and vendors, the Borrower believes that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, cannot reasonably be expected to result in a Material Adverse Effect. The Borrower and its Material Subsidiaries have developed feasible contingency plans which Borrower believes are adequate to ensure uninterrupted and unimpaired business operation in the event of failure of their own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers.

        (q) Disclosure. None of the representations or warranties made by the Borrower in the Loan Documents as of the date of such representations and warranties (when taken together with the Borrower's SEC filings made since July 2, 1999), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading, as of the time made or delivered.

                                   ARTICLE IX
                                    COVENANTS

        SECTION 9.01 Reporting Covenants. So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Borrower agrees that:

        (a) Financial Statements and Other Reports. The Borrower shall furnish to the Bank:

        (i) as soon as available and in any event within 60 days after the end of the first three fiscal quarters of each fiscal year or 120 days (in the case of the fourth fiscal quarter), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

        (ii) as soon as available and in any event within 120 days after the end of each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report thereon of a firm of independent certified public accountants of recognized national standing, which report shall not be qualified as to (1) going concern, (2) any limitation in the scope of the audit, or (3) possible errors generated by financial reporting and related systems due to the Year 2000 problem;

        (iii) together with the financial statements required pursuant to clauses (i) and (ii), a Compliance Certificate of a Responsible Officer as of the end of the applicable accounting period;

        (iv) promptly after the same are released, copies of all press releases; and

        (v) promptly after the giving, sending or filing thereof, copies of all reports, if any, which the Borrower or any of its Subsidiaries sends to the holders of its respective capital stock or other securities and of all reports or filings, if any, by the Borrower or any of its Subsidiaries with the SEC or any national securities exchange.

As to any information contained in materials furnished pursuant to clause (v), the Borrower shall not be separately required to furnish such information under clause (i) or (ii), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (i) and (ii) at the times specified therein.

        (b) Additional Information. The Borrower will furnish to the Bank:

        (i) after a Responsible Officer of the Borrower has knowledge, or becomes aware, or should with reasonable prudence have become aware thereof, notice of the occurrence of any Default;

        (ii) written notice of any condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and

        (iii) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower or its Subsidiaries (including with respect to the Collateral) as the Bank may from time to time reasonably request.

Each notice pursuant to subsection (b)(i) or (ii) shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto.

        SECTION 9.02 Financial Covenants. So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Borrower agrees that:

        (a) Quick Ratio. The Borrower shall maintain a ratio of Consolidated Quick Assets to Consolidated Current Liabilities of not less than 0.9 to 1.0, determined as at the end of each Fiscal Quarter;

        (b) Total Funded Debt. The Borrower shall not permit Total Funded Debt to exceed $1,500,000,000 in the aggregate.

        (c) Consolidated Net Income. The Borrower shall not permit the cumulative total of Consolidated Net Losses or Consolidated Operating Losses for each Fiscal Quarter ending after the Closing Date to equal or exceed, in either case, $100,000,000.

        SECTION 9.03 Additional Affirmative Covenants. So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Borrower agrees that:

        (a) Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Material Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions permitted by Section 9.04 and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        (b) Payment of Obligations. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay and discharge (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any Material Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

        (c) Maintenance of Insurance. The Borrower shall, and shall cause each of its Material Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Borrower or such Material Subsidiary operates, including fire, extended coverage, business interruption, public liability, property damage and worker's compensation. Notwithstanding the foregoing, the Borrower and its Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of similar size engaged in the same or similar businesses and owning similar properties.

        (d) Keeping of Records and Books of Account. The Borrower and each of its Subsidiaries shall , keep proper records and books of account, in accordance with GAAP, sufficient to prepare financial statements in accordance with GAAP.

        (e) Inspection Rights. The Borrower shall at any reasonable time and upon reasonable notice and from time to time permit the Bank or any of its agents or representatives to visit and inspect any of the properties of the Borrower and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Borrower and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Borrower and any such Subsidiary with any of the officers, employees or accountants of the Borrower or such Subsidiary.

        (f) Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Material Subsidiaries to, comply in all respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound, except to the extent that such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

        (g) Maintenance of Properties, Etc. The Borrower shall, and shall cause each of its Material Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        (h) Licenses. The Borrower shall, and shall cause each of its Material Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary or useful in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        (i) [intentionally omitted]

        (j) Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for general working capital purposes and to repurchase capital stock of the Borrower; provided, that, Borrower shall not use any such proceeds to finance any hostile acquisition.

        (k) Further Assurances and Additional Acts. The Borrower shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Bank shall deem necessary or reasonably require to effectuate the purposes of the Loan Documents, and provide the Bank with evidence of the foregoing satisfactory in form and substance to the Bank.

        SECTION 9.04 Negative Covenants. So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Borrower agrees that:

        (a) Liens; Negative Pledges. (i) The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens. (ii) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than this Agreement, any other Loan Document) prohibiting or conditioning the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired except for; (i) any credit agreement between the Borrower and Citibank, N.A.;
(ii) agreements in effect on the date of this Agreement, and any amendments, extensions, refinancings, renewals or replacements of such agreements, provided that any such restrictions in any such extensions, refinancings, renewals or replacements are no less favorable than those restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (iii) agreements existing prior to the date on which a Subsidiary became a Subsidiary which were not incurred in anticipation of such Subsidiary becoming a Subsidiary; (iv) agreements relating to a Permitted Lien, but only to the extent such restrictions restrict the transfer of the property subject to such Lien;
(v) agreements containing customary nonassignment, restriction on subletting or restriction on transfer provisions or restrictions on cash or other deposits or net worth maintenance provisions entered into in the ordinary course of business; (vi) with respect to a Subsidiary, agreements which have been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary; provided that consummation of such transaction would not result in a Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction shall occur within one year of the date such agreement was entered into; (vii) agreements for the sale of assets with respect to the assets to be sold pursuant to such agreement;

        (b) Change in Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof or businesses that are reasonably related or complementary or (provided such activity is not a material enterprise) incidental to such businesses.

        (c) Restrictions on Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that:

        (i) any of the Borrower's Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of the Borrower's Subsidiaries or to the Borrower and in connection therewith such Subsidiary may be liquidated or dissolved;

        (ii) the Borrower may merge with or consolidate into any other Person, provided that (A) the Borrower is the surviving corporation, (B) that the surviving entity will comply with the covenants in Section 9.02 on a pro forma basis (as if the entity acquired had been acquired at the beginning of the period over which such covenants are calculated), and (C) no such merger or consolidation shall be made while there exists a Default or if a Default would occur as a result thereof; or

        (iii) any Subsidiary may merge with or into any other Person in connection with an acquisition, disposition or investment not otherwise prohibited under this Agreement and the Borrower may spin-off a Subsidiary.

        (d) [intentionally omitted](e)Transactions with Related Parties. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof (a "Related Party"), except a transaction or contract which is in the ordinary course of the Borrower's or such Subsidiary's business and which is upon fair and reasonable terms not less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not a Related Party.

        (f) Hazardous Substances. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Substances, except in compliance in all material respects with all applicable Environmental Laws.

        (g) Accounting Changes. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year or that of any of its consolidated Subsidiaries, except to change the fiscal year of a Subsidiary acquired in connection with a permitted acquisition to conform its fiscal year to the Borrower's.

                                    ARTICLE X
                                EVENTS OF DEFAULT

        SECTION 10.01 Events of Default. Any of the following events which shall occur shall constitute an "Event of Default":

        (a) Payments. The Borrower shall fail to pay (i) when due any amount of principal of, or interest on, any Loan, or (ii) within two Business Days any fee or other amount payable under any Loan Document.

        (b) Representations and Warranties. Any representation or warranty by the Borrower under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

        (c) Failure by Borrower to Perform Certain Covenants. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 9.02, subsections (a), (e), or (j) of Section 9.03 or Section 9.04.

        (d) Failure by Borrower to Perform Other Covenants. The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days after a Responsible Officer knew or should with reasonable prudence have become aware thereof.

        (e) Insolvency; Voluntary Proceedings. The Borrower or any Material Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

        (f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

        (g) Acceleration Indebtedness. (i) The Borrower or any of its Subsidiaries shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100 million (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, which results in an acceleration of the maturity of such Indebtedness.

        (h) Judgments. (i) A final judgment or order for the payment of money in excess of $100 million (or its equivalent in another currency) which is not fully covered by third-party insurance shall be rendered against the Borrower or any of its Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against the Borrower, or any such Subsidiary which has or would reasonably be expected to have a Material Adverse Effect; and in each case there shall be any period of 30 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

        (i) ERISA. (i) The Borrower or an ERISA Affiliate shall fail to satisfy its contribution requirements in an amount in excess of $100 million under
Section 412(c)(11) of the Internal Revenue Code, whether or not it has sought a waiver under Section 412(d) of the Internal Revenue Code; (ii) in the case of a Termination Event involving the withdrawal from a Pension Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the Borrower's or an ERISA Affiliate's proportionate share of that Pension Plan's Unfunded Accrued Benefits is more than $100 million; (iii) in the case of a Termination Event involving the complete or partial withdrawal from a Multiemployer Plan, the Borrower or an ERISA Affiliate has incurred a withdrawal liability in an aggregate amount exceeding $100 million ; (iv) in the case of a Termination Event not described in clause (ii) or (iii), the Unfunded Accrued Benefits of the relevant Pension Plan or Plans exceed $100 million; (v) a Plan of the Borrower or an ERISA Affiliate that is intended to be qualified under
Section 401(a) of the Internal Revenue Code shall lose its qualification, and the loss can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $100 million or more; (vi) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Borrower or an ERISA Affiliate shall result in a net increase in unfunded liabilities to the Borrower or an ERISA Affiliate in excess of $100 million; or
(vii) the occurrence of any combination of events listed in clauses (ii) through
(vi) that involves a net increase in aggregate Unfunded Accrued Benefits and unfunded liabilities in excess of $100 million.

        SECTION 10.02 Effect of Event of Default. If any Event of Default shall occur and be continuing, the Bank may (i) by notice to the Borrower, (A) declare its Commitment to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that if an event described in Sections 10.01(e) or 10.01(f) shall occur, the result which would otherwise occur only upon giving of notice by the Bank to the Borrower as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, proceed to enforce all other rights and remedies available to the Bank under the Loan Documents and applicable law.

                                   ARTICLE XI
                                  MISCELLANEOUS

        SECTION 11.01 Amendments and Waivers. No amendment to any provision of this Agreement and the other Loan Documents shall be effective unless it is in writing and has been signed by the Bank and the Borrower (or other party thereto), and no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower or other party therefrom, shall be effective unless it is in writing and has been signed by the Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 11.02 Notices.

        (a) Notices. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth in Schedule 1, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iii) if sent by facsimile transmission, when sent; provided, however, that notices and communications to the Bank pursuant to Articles II, III and IV shall not be effective until received.

        (b) Facsimile and Telephonic Notice. The Borrower acknowledges and agrees that the agreement of the Bank herein and in any other Loan Document to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and the other Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

        SECTION 11.03 No Waiver; Cumulative Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Bank.

        SECTION 11.04 Costs and Expenses; Indemnification.

        (a) Costs and Expenses. The Borrower agrees to pay on demand, whether or not the transactions contemplated hereby shall be consummated:

        (i) the reasonable out-of-pocket costs and expenses of the Bank and any of its Affiliates, and the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) to the Bank, in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof;

        (ii) all costs and expenses of the Bank and its Affiliates, and reasonable fees and disbursements of counsel (including allocated costs of internal counsel), in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any Insolvency Proceeding, and (D) any losses, costs and expenses sustained by the Bank as a result of any failure by the Borrower to perform or observe its obligations contained in the Loan Documents.

        (b) Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to indemnify the Bank and any Related Person thereof (each an "Indemnified Person") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of any of the Loan Documents, the use or intended use of the proceeds of the Loans, the transactions contemplated hereby or thereby, (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto, or (iii) in any way relating to or arising out of the use, generation, manufacture, installation, treatment, storage or presence, or the spillage, leakage, leaching, migration, dumping, deposit, discharge, disposal or release, at any time, of any Hazardous Substances on, under, at or from any Premises, including any personal injury or property damage suffered by any Person, and any investigation, site assessment, environmental audit, feasibility study, monitoring, clean-up, removal, containment, restoration, remedial response or remedial work undertaken by or on behalf of the any Indemnified Person at any time, voluntarily or involuntarily, with respect to the Premises (the "Indemnified Liabilities"); provided that the Borrower shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        (c) Other Charges. The Borrower agrees to indemnify the Bank against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

        SECTION 11.05 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default the Bank hereby is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or any such other Loan Document and although such Obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 11.05 are in addition to other rights and remedies (including other rights of set-off) which the Bank may have.

        SECTION 11.06 Survival. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and shall continue in full force and effect so long as the Bank has any Commitment, any Loans remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act under any Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Borrower under Sections 5.02, 5.03, 6.02 and 11.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the Commitment.

        SECTION 11.07 Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

        SECTION 11.08 Binding Effect; Assignment.

        (a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Bank and their respective successors and assigns.

        (b) Assignment. The Bank may sell, assign, transfer or grant participations in all or any portion of the Bank's rights and obligations hereunder and under the other Loan Documents to any Affiliate of the Bank and with the consent of the Borrower (not to be unreasonably withheld or delayed), to any other bank or financial institution, provided, that the consent of the Borrower to any such transfer, assignment, sale or participation shall not be required upon and during the continuation of an Event of Default.

        (i) The Borrower agrees that in connection with any such grant or assignment, the Bank may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Borrower and its Subsidiaries.

        SECTION 11.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

        SECTION 11.10 Submission to Jurisdiction.

        (a) Submission to Jurisdiction. The Borrower hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in the State of California for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

        (b) No Limitation. Nothing in this Section 11.10 shall affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

        SECTION 11.11 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE

THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. A COPY OF THIS SECTION 11.11 MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

        SECTION 11.12 Limitation on Liability. No claim shall be made by the Borrower or its Affiliates against the Bank or any of its Related Persons for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by the Loan Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        SECTION 11.13 Entire Agreement. The Loan Documents reflect the entire agreement between the Borrower and the Bank with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

        SECTION 11.14 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

        SECTION 11.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

                                            THE BORROWER
                                            SEAGATE TECHNOLOGY, INC.


                                            By /s/ SEAGATE TECHNOLOGY, INC.
                                               ---------------------------------
                                               Title:


                                            THE BANK
                                            BANK OF AMERICA, N.A.


                                            By /s/ BANK OF AMERICA, N.A.
                                               ---------------------------------
                                               Title:

                                   SCHEDULE 1

                   BANK PAYMENT OFFICE; ADDRESSES FOR NOTICES

COMPANY

Address for Notices:

[920 Disc Drive
Scotts Valley, CA 95066]
Attention: Mr. Charles Pope, Chief Financial Officer
Telephone:
          -------------------------
Facsimile:
          -------------------------

BANK OF AMERICA, N.A.


Bank of America, N.A.
Credit Products Group
High Technology - SF  #3697
555 California Street, 41st Floor
San Francisco, CA  94104
Attention:  Kevin McMahon
Telephone:  (415) 622-8088
Facsimile:  (415) 622-4057


Bank's Payment Office:

Bank of America, N.A.
1850 Gateway Boulevard
Concord, CA  94520
Attention: Karen Garnick
Reference:  Seagate
ABA No. 111-000-012
For credit to Bancontrol Acct. No. 37508-36479
Credit Service West






                                       1.

                                   SCHEDULE 2

                                 EXISTING LIENS







                                       1.

                                    EXHIBIT A
                             TO THE CREDIT AGREEMENT


                               NOTICE OF BORROWING


                                                       Date: ____________ , 1999


To:      Bank of America, N.A.
         Credit Products Group
         High Technology-SF #3697
         555 California Street, 41st Floor
         San Francisco, CA  94104

         Attn:  Kevin McMahon


                  Re:  Seagate Technology, Inc.

Ladies and Gentlemen:

        The undersigned, Seagate Technology, Inc. (the "Borrower"), refers to the Credit Agreement dated as of November 4, 1999 (as amended, modified, renewed or extended from time to time, the "Credit Agreement"), between the Borrower and Bank of America, N.A. (the "Bank"), the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section
2.02 of the Credit Agreement, of the borrowing of the Loan specified herein:

        1. The Business Day of the proposed borrowing is __________, ____.

        2. The amount of the proposed borrowing is $___________.

        3. The borrowing is to consist of a [Base Rate] [Eurodollar Rate] Loan.

        4. The duration of the Interest Period for the Eurodollar Rate Loan shall be ________ months.

        5. The payment instructions with respect to the funds to be made available to the Borrower are as follows: ______________.

        The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:


        (i) the representations and warranties of the Borrower contained in
Section 8.01 of the Credit Agreement and in the other Loan Documents are true and correct as though


                                      A-1.

made on and as of each such date (except to the extent such representations and warranties relate solely to an earlier date, in which case they are true and correct as of such date, and except that Section 8.01(m) of the Credit Agreement shall be deemed instead to refer to the last day of the most recent fiscal year and quarter for which financial statements have then been delivered; and

        (ii) no Default exists or would result from such proposed borrowing.


                                            SEAGATE TECHNOLOGY, INC.



                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------


                                      A-2.

                                    EXHIBIT B
                             to the Credit Agreement

                         FORM OF COMPLIANCE CERTIFICATE


Bank of America, N.A.
Credit Products
High Technology #3697
555 California Street, 41st Floor
San Francisco, CA  94104-1502
Attn:  Kevin McMahon


                  Re:      Seagate Technology, Inc.

Ladies and Gentlemen:

        This Compliance Certificate is made and delivered pursuant to the Credit Agreement dated as of November 4, 1999 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") between Seagate Technology, Inc. (the "Borrower") and Bank of America N.A., and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This Compliance Certificate relates to the accounting period ending __________, _____.

        I am the chief financial officer of the Borrower. I have reviewed the terms of the Credit Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during such accounting period. I hereby certify that the information set forth on Schedule 1 hereto (and on any additional schedules hereto setting forth further supporting detail) is true, accurate and complete as of the end of such accounting period.

        I hereby further certify that (i) as of the date hereof that no Default has occurred and is continuing, and (ii) on and as of the date hereof, there has occurred no Material Adverse Effect since October 1, 1999, except as may be set forth in a separate attachment hereto describing in detail the nature of each condition or event constituting an exception to the foregoing statements, the period during which it has existed and the action which the Borrower is taking or proposes to take with respect to each such condition or event.



                                      B-1.

        IN WITNESS WHEREOF, the undersigned officer has signed this Compliance Certificate this ____ day of ______________, _____.



                                            ------------------------------------
                                                   Chief Financial Officer



                                      B-2.

                                   SCHEDULE 1

                            TO COMPLIANCE CERTIFICATE

Dated _______________, _______

For the Fiscal Quarter ended ______________, ______

                                                         Actual                    Required
1.       Section 9.02(a) Quick Ratio

(A)      Consolidated Quick Assets                   ___________

(B)      Consolidated Current Liabilities            ___________

         Quick Ratio (ratio of A to B)               ___________                 Not less than
                                                                                 0.9 to 1.0

2.       Section 9.02(b) Total Funded Debt

(A)      Indebtedness for borrowed money             $___________
         (excluding Subordinated Debt)

(B)      Obligations evidenced by notes,             $___________
         debentures, bonds or similar instruments

(C)      Capital Lease Obligations                   $___________

(D)      Guaranty Obligations re above               $___________

         Total Funded Debt.                          $___________      Not more than $1.5 billion

2.       Section 9.02(c) Consolidated Net Income

A.       Cumulative Consolidated Net Loss            $___________      Not exceeding $100 million
         for Fiscal Quarters ended after
         Closing Date

B.       Consolidated Net Operating Loss             $___________      Not exceeding $100 million
         for Fiscal Quarters ended after
         Closing Date



                                      B-3.